Exhibit 10(b)

Form of Letter Agreement

General Electric Company

3135 Easton Turnpike

Fairfield, CT 06828

October __, 2008

Ladies and Gentlemen:

I agree with you that until the earlier of (i) October 16, 2011 or (ii) the date of redemption of all the shares of 10% Cumulative Perpetual Preferred Stock, Series A, of the General Electric Company (the "Company"), whether or not I am employed by the Company or its subsidiaries, as follows:

1.

I agree that partnerships, trusts, limited liability companies or other vehicles established in connection with my estate planning, my spouse and I will not sell or otherwise dispose of, in the aggregate, more than 10% of the number of shares of Common Stock that they and I beneficially own, directly or indirectly, in the aggregate, today.

2.

Notwithstanding the foregoing, I may give securities to any public charity or to foundations established by me or my family, and those charities and foundations may sell or otherwise dispose of securities they own today or in the future. The number of shares of Common Stock that I may sell or otherwise dispose of under paragraph 1 will not change in the event of any such gift.

3.

My obligations under this letter will not apply (i) to the extent a disposition of these securities is required by law, including, without limitation, in connection with government service, in which case such disposed securities will be treated as having not been beneficially owned at any time, (ii) if there is a change in control of the Company, (iii) upon my death or permanent disability, or (iv) to dispositions of securities to pay taxes or exercise prices with respect to equity based awards.

Very truly yours

_________________________________

Accepted and Agreed:

GENERAL ELECTRIC COMPANY

By: _________________________________

Name:

Title:

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